EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                                MAGNA GROUP, INC.

                                       AND

                             CHARTER FINANCIAL, INC.

                          DATED AS OF NOVEMBER 19, 1997

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----



ARTICLE I            THE MERGER ............................................   1
         1.1.        The Merger ............................................   1
         1.2.        Effective Time ........................................   1
         1.3.        Effects of the Merger .................................   1
         1.4.        Conversion of Charter Common Stock ....................   2
         1.5.        Adjustment to Stock-Based Plans .......................   2
         1.6.        No Fractional Shares ..................................   3
         1.7.        Merger Sub Common Stock ...............................   3
         1.8.        Certificate of Incorporation of Surviving Corporation .   3
         1.9.        By-Laws of Surviving Corporation ......................   4
         1.10.       Directors and Officers of Surviving Corporation .......   4
         1.11.       Tax Consequences ......................................   4

ARTICLE II           EXCHANGE OF SHARES ....................................   4
         2.1.        Magna to Make Shares Available ........................   4
         2.2.        Exchange of Shares ....................................   4

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF CHARTER .............   5
         3.1.        Corporate Organization ................................   5
         3.2.        Capitalization ........................................   6
         3.3.        Authority; No Violation ...............................   7
         3.4.        Consents and Approvals ................................   7
         3.5.        Regulatory Reports; Examinations ......................   8
         3.6.        Financial Statements ..................................   8
         3.7.        Broker's Fees .........................................   8
         3.8.        Absence of Certain Changes or Events ..................   8
         3.9.        Legal Proceedings .....................................   9
         3.10.       Taxes .................................................   9
         3.11.       Employee Benefits .....................................  10
         3.12.       Insurance .............................................  12
         3.13.       Charter Information ...................................  12
         3.14.       Compliance with Applicable Law ........................  12
         3.15.       Certain Contracts .....................................  12
         3.16.       Agreements with Regulatory Agencies ...................  13
         3.17.       Investment Securities .................................  13
         3.18.       Property ..............................................  13
         3.19.       Equity and Real Estate Investments ....................  14
         3.20.       Environmental Matters .................................  14
         3.21.       Derivative Transactions ...............................  15
         3.22.       Loan Portfolio ........................................  15
         3.23.       Other Activities ......................................  15
         3.24.       Takeover Laws .........................................  16
         3.25.       Reorganization ........................................  16
         3.26.       Opinion of Financial Advisor ..........................  16
         3.27.       Certain Board Action ..................................  16

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF MAGNA ...............  16
         4.1.        Corporate Organization ................................  16
         4.2.        Capitalization ........................................  17
         4.3.        Authority; No Violation ...............................  17
         4.4.        Consents and Approvals ................................  18
         4.5.        Regulatory Reports; Examinations ......................  18
         4.6.        Financial Statements ..................................  19
         4.7.        Absence of Certain Changes or Events ..................  19
         4.8.        Legal Proceedings .....................................  19
         4.9.        Magna Information .....................................  19
         4.10.       Compliance with Applicable Law ........................  20
         4.11.       Ownership of Charter Common Stock .....................  20
         4.12.       Agreements with Regulatory Agencies ...................  20
         4.13.       Environmental Matters .................................  20
         4.14.       Reorganization ........................................  21
         4.15.       Magna Defined Benefit Plan ............................  21

ARTICLE V            COVENANTS RELATING TO CONDUCT OF BUSINESS..............  21
         5.1.        Covenants of Charter ..................................  21
         5.2.        Covenants of Magna ....................................  24

ARTICLE VI           ADDITIONAL AGREEMENTS .................................  24
         6.1.        Regulatory Matters ....................................  24
         6.2.        Access to Information .................................  25
         6.3.        Stockholder Meeting ...................................  26
         6.4.        Legal Conditions to Merger ............................  26
         6.5.        Stock Exchange Listing ................................  26
         6.6.        Indemnification .......................................  27
         6.7.        Subsequent Financial Statements .......................  27
         6.8.        Additional Agreements .................................  27
         6.9.        Advice of Changes, Failure of Conditions ..............  27
         6.10.       Current Information ...................................  27
         6.11.       Merger Sub ............................................  27
         6.12.       Affiliate Letters .....................................  27
         6.13.       Employee Benefit Plans ................................  28
         6.14.       Employee Stock Ownership Plan .........................  28
         6.15.       Pension Plan ..........................................  29
         6.16.       SERP ..................................................  29
         6.17.       Subsidiary Bank Merger ................................  29
         6.18.       Dividend Coordination .................................  29

ARTICLE VII          CONDITIONS PRECEDENT ..................................  29
         7.1.        Conditions to Each Party's  Obligation To
                     Effect the Merger .....................................  29
                     (a) Stockholder  Approval .............................  29
                     (b) NYSE  Listing .....................................  29
                     (c) Regulatory  Approvals .............................  30
                     (d) S-4 ...............................................  30
                     (e) No  Injunctions or Restraints; Illegality .........  30
         7.2.        Conditions to Obligations of Magna ....................  30
                     (a)   Representations and Warranties ..................  30
                     (b)   Performance of Obligations of Charter ...........  30
                     (c)   Consents Under Agreements .......................  30
                     (d)   No Pending Governmental Actions .................  31
                     (e)   Federal Tax Opinion .............................  31
                     (f)   Legal Opinion ...................................  31
         7.3.        Conditions to Obligations of Charter ..................  31
                     (a)   Representations and Warranties ..................  31
                     (b)   Performance of Obligations of Magna .............  31
                     (c)   No Pending Governmental Actions .................  31
                     (d)   Federal Tax Opinion .............................  31
                     (e)   Legal Opinion ...................................  32

ARTICLE VIII         TERMINATION AND AMENDMENT .............................  32
         8.1.        Termination ...........................................  32
         8.2         Effect of Termination; Expenses .......................  34
         8.3.        Amendment .............................................  35
         8.4.        Extension; Waiver .....................................  35

ARTICLE IX           GENERAL PROVISIONS ....................................  35
         9.1.        Closing ...............................................  35
         9.2.        Alternative Structure .................................  35
         9.3.        Nonsurvival of Representations, Warranties and
                     Agreements ............................................  35
         9.4.        Expenses ..............................................  35
         9.5.        Notices ...............................................  35
         9.6.        Interpretation; Effect ................................  36
         9.7.        Counterparts ..........................................  37
         9.8.        Entire Agreement ......................................  37
         9.9.        Governing Law .........................................  37
         9.10.       Enforcement of Agreement ..............................  37
         9.11.       Severability ..........................................  37
         9.12.       Publicity .............................................  37
         9.13.       Assignment; No Third Party Beneficiaries ..............  37


                             SCHEDULES AND EXHIBITS

Charter Disclosure Schedule

Section 3.1                Corporate Organization
Section 3.2                Capitalization
Section 3.3                Authority; No Violation
Section 3.4                Consents/Approvals
Section 3.5                Regulatory Reports; Examinations
Section 3.6                Financial Statements
Section 3.7                Brokers Fees
Section 3.8(a)             Charter Entity liability
Section 3.8(b)             Increase of wages; salaries, benefits
Section 3.9                Legal Proceedings against Charter
Section 3.10(a)            Late tax returns; tax liens
Section 3.11               Employee Benefit Plans; assignments and agreements.
                           Employee Pension Benefit Plans.
                           Plans subject to Title 10 w/ERISA
Section 3.12               Insurance Policies
Section 3.14               Compliance of laws, Rules & Regulations
Section 3.15(a)            Contracts with Directors, officers, employees or consultants:
                           - resulting in severance pay upon sale;
                           - material contract;
                           - payment of over the $100,000;
                           - materially restrict conduct of any lease of business;
                           - benefits increased or accelerated by transaction
Section 3.15(b)            Non-Binding Charter contracts
Section 3.16               Regulatory Agreements
Section 3.17               Book and market value as of September 30, 1997 of Investment Securities, mortgage-backed securities;
                           - Investment Securities Report
Section 3.18               Liens on Real and Personal property.
                           Book value of all real property
Section 3.19               Equity investments, investment on real estate
Section 3.20               Environmental matters
Section 3.21               Derivative Investments
Section 3.22               Loan Agreements; Note or Borrowing Agreements
                           - over 90 days delinquent;
                           - with any Directors; officers; or material shareholders
                           - Substandard loans;
                           - "Real Estate Owned"
Section 3.23               Insurance Activities
Section 5.1                Covenants with Charter a-t

Magna Disclosure Schedule

Section 4.2(a)             List of Magna Stock Option Plans
Section 4.2(b)             List of Magna Subsidiaries
Section 4.3(c)             Violations of Corporate Organic and Other Documents, Laws, etc.
Section 4.4                Other Required Approvals or Filings
Section 4.5                Governmental Proceedings
Section 4.7                Certain Changes or Events
Section 4.8                Legal Proceedings
Section 4.10               Non-Compliance with Laws
Section 4.11               Ownership of Charter Shares
Section 4.12               Magna Regulatory Agreements
Section 4.13               Environmental Compliance
Section 5.2                Negative Covenants of Magna
Section 8.1 (h)            Index Group

                                    EXHIBITS

EXHIBIT "A"     Plan of Merger
EXHIBIT "B"     Affiliate Letter (omitted)
EXHIBIT "C"     Legal Opinion of Silver,  Freedman & Taff,  L.L.P. (omitted)
EXHIBIT "D"     Legal Opinion of Gallop, Johnson & Neuman, L.C. (omitted)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of November 19, 1997, by and between Magna Group, Inc., a Delaware corporation ("Magna") and Charter Financial, Inc., a Delaware corporation ("Charter").

         WHEREAS, the Boards of Directors of Magna and Charter have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein, in which Charter will merge with and into a wholly-owned subsidiary of Magna to be organized under the laws of the State of Delaware ("Merger Sub"), subject to the terms, provisions and conditions set forth herein (the "Merger"); and

         WHEREAS, Magna is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"); and

         WHEREAS, Charter is registered as a savings and loan holding company with the Office of Thrift Supervision, and is the record and beneficial holder of all of the capital stock of Charter Bank, S.B., an Illinois-chartered savings bank headquartered in Sparta, Illinois ("Charter Bank"); and

         WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS,   the  parties   desire  to  make   certain   representations,
warranties, undertakings and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

         NOW,   THEREFORE,   in   consideration   of   the   mutual   covenants,
representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1. The Merger . Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Charter shall merge with and into Merger Sub. Merger Sub shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"), which shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Charter shall terminate.

         1.2. Effective Time . The Certificate of Merger filed with the Secretary of State of the State of Delaware shall specify the date upon which the Merger shall be consummated (the "Effective Date") and the time on the Effective Date at which the Merger shall be consummated (the "Effective Time"). The parties hereto shall take all actions necessary to satisfy the requirements for effecting the Merger in accordance with the DGCL, including the adopting of a Certificate of Merger in the form required under the DGCL. The Certificate of Merger shall include the Plan of Merger set forth in Exhibit A hereto. Subject to the terms and conditions of this Agreement, the Effective Date shall occur on such date as Magna shall notify Charter in writing (such notice to be at least five business days in advance of the Effective Date) but (i) not earlier than the satisfaction of all conditions set forth in Section 7.1 (the "Approval Date") and (ii) not later than sixty (60) days after the Approval Date.

         1.3. Effects of the Merger . At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

         1.4. Conversion of Charter Common Stock . (a) At the Effective Time, subject to Section 1.6 and the last sentence of this Section 1.4(a), each share of the $.10 par value common stock of Charter ("Charter Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Charter Common Stock held (1) in the treasury of Charter or (2) directly or indirectly by Charter or Magna or any Subsidiary (as defined below) thereof (except for Trust Account Shares and DPC Shares, as such terms are defined in
Section 1.4(b) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and become exchangeable for
0.5751 of a share (the "Exchange Ratio") of the $2.00 par value common stock of Magna ("Magna Common Stock") and associated Preferred Share Purchase Rights ("Stock Rights") issued pursuant to the Rights Agreement dated as of November 11, 1988 between Magna and Magna Trust Company (the "Magna Rights Agreement"), as subject to possible adjustment as set forth in Section 8.1(h) hereof. All shares of Charter Common Stock that are converted at the Effective Time into Magna Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares of Charter Common Stock shall thereafter represent only the right to receive the consideration  into which  such  shares  have been  converted  pursuant  to this
Section 1.4(a) and Section 1.6 hereof. Certificates previously representing shares of Charter Common Stock shall be exchanged for certificates representing whole shares of Magna Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date hereof and the Effective Time, the shares of Magna Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio determined under this Section 1.4(a) shall be adjusted accordingly.

         (b) At the Effective Time, all shares of Charter Common Stock that are owned by Charter as treasury stock or that are owned directly or indirectly by Charter, Magna or any Subsidiary of either Charter or Magna, other than shares of Charter Common Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and any shares of Magna Common Stock which are similarly held, whether held directly or indirectly by Charter, Magna or any Subsidiary of either Charter or Magna, being referred to herein as "Trust Account Shares") and (ii) held by Charter, Magna or any Subsidiary thereof in respect of a debt previously contracted (any such shares of Charter Common Stock, and any shares of Magna Common Stock which are similarly held, whether held directly or indirectly by Charter or Magna or any Subsidiary of either Charter or Magna, being referred to herein as "DPC Shares") shall be cancelled and shall cease to exist and no stock of Magna or other consideration shall be delivered in exchange therefor.

         1.5.        Adjustment to Stock-Based Plans

         (a) At the Effective Time, each outstanding option to purchase shares of Charter Common Stock (each, a "Charter Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Charter Option, the number of shares of Magna Common Stock equal to (a) the number of shares of Charter Common Stock subject to the Charter Option, multiplied by (b) the Exchange Ratio (such product rounded to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Charter Common Stock which were purchasable pursuant to such Charter Option divided by (z) the number of full shares of Magna Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Charter Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At the Effective Time, Magna shall assume each Charter Option granted to employees and/or directors of a Charter Entity under the Charter Bank, S.B. 1993 Incentive Stock Option Plan, Charter Financial, Inc. 1997 Stock Option Plan and the Charter Bank, S.B. 1993 Stock Option Plan for Outside Directors (collectively, the "Charter Stock Plans").

         (b) At all times after the Effective Time, Magna shall reserve for issuance such number of shares of Magna Common Stock as necessary so as to permit the exercise of options granted under the Charter Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Magna shall make all filings required under federal and state securities laws as soon as practicable after the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Magna shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

         (c) Notwithstanding the foregoing, each holder of a Charter Option may request in writing, at least ten business days prior to the Effective Time, that all or a portion of his or her Charter Option, whether vested or unvested, be cancelled in consideration for an amount of cash to be paid as of the Effective Time equal to the product of (i) the amount by which $22.50 exceeds the per share purchase price provided for in the Charter Option in question, and (ii) the number of shares of Charter Common Stock underlying the portion of such Charter Option with respect to which the election has been made, subject to any required withholding of taxes. With respect to each such request, Magna may, at its sole and absolute discretion, elect whether it will accept such request and, on or before two business days prior to the Effective Time, notify, in writing, each optionee who makes such request as to whether or not such optionee's request will be accepted by Magna.

         (d) Each share of Charter Common Stock issued and outstanding immediately prior to the Effective Time that is restricted under the Charter
Bank, S.B. 1997 Recognition and Retention Plan (the "RRP") or otherwise ("Restricted Charter Shares") shall be converted into the right to receive, and become exchangeable for, a fraction of a share of Magna Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to each such Restricted Charter Share immediately prior to the Effective Time; provided, the Board of Directors of Charter may amend the RRP to provide that service as an advisory board director of Charter, any of its "Affiliates" (as defined in the RRP) or any successor in interest (or any of such successor's Affiliates) shall constitute "Continuous Service" (as defined in the RRP) in the same manner as service as a member of the Board of Directors, and if such amendment is so made prior to the Effective Time, it shall be ratified by Magna at the Effective Time.

         1.6. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Magna Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Magna Common Stock shall receive in lieu thereof cash (without interest) in amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the per share closing price of Magna Common Stock on the last business day preceding the Effective Time, as reported in the Wall Street Journal, Midwest edition, or in the absence thereof, by another authoritative source. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         1.7. Merger Sub Common Stock. Each share of the no par value common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, which shall be the only shares of capital stock of Merger Sub outstanding prior to the Effective Time and all of which shall be owned by Magna, shall remain issued, outstanding and unchanged after the Merger and shall at the Effective Time constitute all of the issued and outstanding shares of the capital stock of Surviving Corporation in the Merger.

         1.8. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall continue as the Certificate of Incorporation of Surviving Corporation until otherwise amended or repealed from and after the Effective Time.

         1.9. By-Laws of Surviving Corporation . The By-Laws of Merger Sub immediately prior to the Effective Time shall continue as the By-Laws of Surviving Corporation until otherwise amended or repealed from and after the Effective Time.

         1.10. Directors and Officers of Surviving Corporation . At the Effective Time, the Board of Directors and the officers of Merger Sub immediately prior thereto shall continue as the Board of Directors and the officers, respectively, of Surviving Corporation, to hold office in accordance with the Bylaws of Surviving Corporation and applicable laws.

         1.11. Tax Consequences . It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                   ARTICLE II
                               EXCHANGE OF SHARES

         2.1. Magna to Make Shares Available . At or prior to the Effective Time, Magna shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent") selected by Magna (which may be a Subsidiary of Magna), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Magna Common Stock and cash (such cash and certificates for shares of Magna Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section
1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Charter Common Stock.

         2.2. Exchange of Shares . (a) As promptly as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the consideration into which the shares of Charter Common Stock previously represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and, in the case of an "affiliate" identified by Charter pursuant to Section 6.12 hereof, an executed Affiliate Letter (as hereinafter defined), the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Magna Common Stock to which such holder of Charter Common Stock shall have become entitled pursuant to the provisions of Article I hereof, a check representing the amount of cash in lieu of fractional share, if any, that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and any distribution declared for which the applicable record date is on or after the Effective Date and not yet paid with respect to such shares of Magna Common Stock and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash payable as consideration for Charter Common Stock or on unpaid dividends and distributions, if any, payable to holders of Certificates.

         (b) No dividends or other distributions declared as of or after the Effective Time with respect to Magna Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate previously representing Charter Common Stock until the holder thereof shall have surrendered such Certificate in accordance with this Article II. After the surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Magna Common Stock represented by such Certificate.

         (c) If any certificate representing shares of Magna Common Stock is to be issued in a name other than that in which the Certificate representing shares of Charter Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Magna Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (d) After the Effective Time, there shall be no transfers on the stock transfer books of Charter of the shares of Charter Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the consideration issuable with respect thereto as provided in this Article II.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Charter for six months after the Effective Time shall be paid to Magna. Any stockholders of Charter who have not theretofore complied with this
Article II shall thereafter look only to Magna for payment of the consideration due them under this Agreement, including, if appropriate, unpaid dividends and distributions on any Magna Common Stock deliverable to them under this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Magna, Surviving Corporation, Charter, the Exchange Agent or any other person shall be liable to any former holder of shares of Charter Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Magna, the posting by such person of a bond in such amount as Magna may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate consideration issuable pursuant to this Agreement in respect of the shares of Charter Common Stock formerly represented thereby.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF CHARTER

         Charter hereby represents and warrants to Magna as follows:

         3.1. Corporate Organization . (a) Charter is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Charter has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Charter. The Certificate of Incorporation and Bylaws of Charter, copies of which have previously been delivered to Magna, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Magna or Charter, as the case may be, any effect that (i) is material and adverse to the business, results of operations or financial condition of Magna and its
Subsidiaries (as defined below), taken as whole, or Charter and its Subsidiaries, taken as a whole, respectively, or (ii) materially impairs the ability of Magna and it Subsidiaries, including Merger Sub, or Charter and its Subsidiaries, respectively, to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (b) changes in generally accepted accounting principles or regulatory accounting requirements that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby, (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, and (e) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

         (b) Charter has no Subsidiaries other than Charter Bank and Sparta First Service Corporation ("Sparta First"). Charter Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. The deposit accounts of Charter Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Charter Bank. Sparta First is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois. Each of Charter Bank and Sparta First (collectively, the "Charter Subsidiaries") has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed and qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualifications necessary, except where a failure to be so licensed or qualified would not have a Material Adverse Effect. The Articles of Association and Bylaws of each of the Charter Subsidiaries, copies of which have previously been delivered to Magna, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. All of the outstanding capital stock of Charter Bank is owned by Charter, and all of the outstanding capital stock of Sparta First is owned by Charter Bank.

         (c) The minute books of Charter and the Charter Subsidiaries each contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since September 30, 1992 (since June 1995 in the case of Charter) of the stockholders and Board of Directors of Charter and each Charter Subsidiary (including committees of the Board of Directors), respectively.

         3.2. Capitalization . The authorized capital stock of Charter consists of 8,000,000 shares of Charter Common Stock and 1,000,000 shares of $0.10 par value preferred stock ("Charter Preferred Stock"). As of the date of this Agreement, there are (i) 4,150,123 shares of Charter Common Stock issued and outstanding and no shares of Charter Preferred Stock issued and outstanding,
(ii) 215,700 shares of Charter Common Stock held in Charter's treasury and no shares of Charter Preferred Stock held in Charter's treasury, (iii) no shares of Charter Common Stock or Charter Preferred Stock reserved for issuance except for 456,482 shares issuable upon the exercise of the Charter Options granted under the Charter Stock Plans, and (iv) as otherwise indicated in Section 3.2 of the Disclosure Schedule which is being delivered by Charter to Magna concurrently herewith (the "Charter Disclosure Schedule"). All of the issued and outstanding shares of Charter Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2 of the Charter Disclosure Schedule, neither Charter nor any Charter Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Charter Common Stock, Charter Preferred Stock or any other equity security of Charter or of any Charter Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Charter Common Stock, Charter Preferred Stock or any other equity security of Charter or any Charter Subsidiary. Section 3.2 of the Charter Disclosure Schedule sets forth the names of the holders of all Charter Options, issued and outstanding as the date hereof, together with, for each such Charter Option, the date of grant thereof, the number of shares subject thereto, the expiration date thereof and the current exercise of purchase price thereunder.

         3.3. Authority; No Violation . (a) Charter has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the stockholders of Charter to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Charter. The Board of Directors of Charter has directed that this Agreement and the transactions contemplated hereby be submitted to Charter's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Charter's stockholders, no other corporate proceedings on the part of Charter are necessary to approve this Agreement and to consummate the transactions contemplated hereby. The only approval by stockholders of Charter required under applicable law, the Certificate of Incorporation or Bylaws of Charter or otherwise, in order to effect the Merger and other transactions provided for herein is the affirmative vote of the holders of a majority of the outstanding shares of Charter Common Stock. This Agreement has been duly and validly executed and delivered by Charter and (assuming due authorization, execution and delivery by Magna) constitutes a valid and binding obligation of Charter, enforceable against Charter in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Except as set forth in Section 3.3(b) of the Charter Disclosure Schedule, and assuming that the consents and approvals referred to in Section
3.4 hereof are duly obtained, neither the execution and delivery of this Agreement by Charter, nor the consummation by Charter of the transactions contemplated hereby, nor compliance by Charter with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Charter, or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Charter or any Charter Subsidiary or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Charter or any Charter Subsidiary (collectively, the "Charter Entities" and each, a "Charter Entity") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Charter Entity is a party, or by which either Charter Entity or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter.

         3.4. Consents and Approvals . (a) Other than in connection or in compliance with the provisions of the DGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, a review of this Agreement and transactions contemplated by the U.S. Department of Justice ("DOJ") under federal antitrust laws, any required approvals or filings pursuant to any state statutes or regulations applicable to Charter, Magna or their respective Subsidiaries with respect to the transactions contemplated hereby, filings with the Office of Thrift Supervision, if applicable, or such filings, authorizations or approvals as may be set forth in
Section 3.4(a) of the Charter Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, as defined in Section 3(a)(26) of the Exchange Act (each a "Governmental Entity"), or with any third party are necessary on behalf of Charter in connection with

(1) the execution and delivery by Charter of this Agreement and (2) the consummation by Charter of the Merger and the other transactions contemplated hereby.

         (b) As of the date hereof, Charter is not aware of any reasons relating to the Charter Entities why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

         3.5. Regulatory Reports; Examinations . Each Charter Entity has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since September 30, 1993, with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the businesses of the Charter Entities and except as set forth in Section 3.5 of the Charter Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Charter, investigation into the business or operations of either Charter Entity since September 30, 1993 the outcome of which would likely result in a Material Adverse Effect on Charter. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of any Charter Entity.

         3.6. Financial Statements . Charter has previously delivered to Magna copies of (a) the consolidated and parent company only balance sheets of Charter and its Subsidiary as of September 30 for the fiscal years 1996, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of such annual periods, together with the notes thereto, audited by KPMG Peat Marwick LLP and included in an annual report on Form 10-K or Form F-2, as filed with the SEC, and (b) the unaudited consolidated balance sheet of Charter and its Subsidiaries as of December 31, 1996 and March 31 and June 30, 1997 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in the Quarterly Reports on Form 10-Q as filed with the SEC (collectively, and together with the Financial Statements of Charter referred to in Section 6.7 hereof, the "Charter Statements"). The Charter Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Charter and its Subsidiaries at the date and the consolidated results of operations, cash flows and changes in stockholders' equity of Charter and its Charter Subsidiaries for the periods stated therein and are derived from the books and records of Charter and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. No Charter Entity has any material contingent liabilities that are not reflected in the most recent audited Charter Statements or notes thereto.

         3.7. Broker's Fees . Neither Charter nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Charter has engaged, and will pay a fee to, Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. ("Charles Webb"), in accordance with the terms of a letter agreement between Charter and Charles Webb, a true, complete and correct copy of which has been previously delivered by Charter to Magna.

         3.8. Absence of Certain Changes or Events . (a) Except as may be set forth in Section 3.8(a) of the Charter Disclosure Schedule, (i) since September 30, 1996, no Charter Entity has incurred any material liability, except in the ordinary course of its business consistent with its past practices (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), (ii) since September 30, 1996, no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Charter, and (iii) for the period from December 31, 1996 to the date of this Agreement, each Charter Entity has carried on its business in the ordinary course consistent with its past practices (excluding, in the case of Charter, the execution of this Agreement and related matters).

         (b) Except as set forth in Section 3.8(b) of the Charter Disclosure Schedule, since December 31, 1996, no Charter Entity has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 1996 (which amounts have been previously disclosed to Magna), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1996 as listed in Section 3.8(b) of the Charter Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

         3.9. Legal Proceedings . (a) Except as set forth in Section 3.9 of the Charter Disclosure Schedule, no Charter Entity is a party to any, and there are no pending or, to the best of Charter's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against any Charter Entity (i) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Charter or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon either Charter Entity or its assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Charter.

         3.10. Taxes . (a) Except as set forth in Section 3.10(a) of the Charter Disclosure Schedule, each Charter Entity has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects and, to the extent required, Charter has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes (as hereinafter defined) within the meaning of Section 6662 of the Code, and (ii) paid in full or made adequate provision in the financial statements of Charter (in accordance with GAAP) for all known Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the best knowledge of management of Charter, threatened against or with respect to a Charter Entity. Except as set forth in Section 3.10(a) of the Charter Disclosure Schedule, (i) there are no liens for Taxes upon the assets of any Charter Entity except for statutory liens for current Taxes not yet due, (ii) no Charter Entity has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of a Charter Entity, the federal and state income Tax Returns of the Charter Entities have been examined by the Internal Revenue Service (the "IRS") or appropriate other tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iv) Charter has not filed or been included in a combined, consolidated or unitary income Tax Return nor is it subject to any actual or contingent liability for the Taxes of any person under Regulation ss.1.1502-6 under the Code (or any similar provision of state law), (v) Charter is not a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Regulation ss.1.1552-1(a)(1) under the Code), (vi) except for any bad debt recapture arising from the merger of Charter Bank into a bank subsidiary of Magna or the conversion of Charter Bank by Magna to a commercial bank, Charter is not required to include in income any adjustment pursuant to
Section 481(a) of the Code (or any similar or corresponding provision or requirement of state or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) Charter has not filed a consent pursuant to Section 341(f) of the Code, (viii) Charter has not made any payment nor will it be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code as a result of the consummation of the

Merger, and (ix) none of the assets of the Charter Entities directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

         (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, as applicable, including, but not limited to income, excise, property, sales, use, transfer, franchise, gross receipts, payroll, withholding, estimated, social security, unemployment insurance, stamp, workers' compensation or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

         3.11. Employee Benefits . (a) Section 3.11 of the Charter Disclosure Schedule lists all employee benefit plans, arrangements and agreements to which any Charter Entity is a party or by which it is bound, legally or otherwise (collectively, the "Plans" and each individually a "Plan"), including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, and (iii) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Charter has delivered to Magna true and complete copies of each Plan (including a summary description of any such Plan not otherwise in writing) and all related documents, including but not limited to (i) all summary plan descriptions (if applicable) relating to the Plan, (ii) the actuarial report for the Plan (if applicable) for each of the last two years, (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for the Plan, and (iv) in the case of any and all such severance Plans, a listing setting forth the total dollar amount payable to each current employee of either Charter Entity under such Plans currently in effect based on the various assumptions set forth in such list. Except as set forth in Section 3.11 of the Charter Disclosure Schedule, there are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by the Plans. Except as set forth in Section 3.11 of the Charter Disclosure
Schedule, the Charter Entities are in full compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other laws, rules and regulations applicable with respect to all Plans that are subject to ERISA. The Charter Entities have performed all of their material obligations under all the Plans, including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise, except where such nonperformance would not have a Material Adverse Effect on Charter. To the best knowledge of Charter, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such Plans or their assets, or arising out of such Plans, and, to the best knowledge of Charter, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such Plans. With respect to each such Plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), there has occurred no transaction prohibited by Section 406 of ERISA and no "prohibited transaction" (within the meaning of Section 4975(c) of the Code).

         (b) Section 3.11 of the Charter Disclosure Schedule separately identifies all "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) which are also stock bonus, pension or profit-sharing plans within the meaning of Section 401(a) of the Code (each a "Qualified Plan"). Each such Qualified Plan has been duly authorized by the Board of Directors of Charter or Charter Bank, as appropriate, and is qualified in form and operation under Section 401(a) of the Code and each trust under each such Qualified Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or related trust under such Sections. No event has occurred that will or could subject any such Qualified Plan to tax under Section 511 of the Code. In addition to those documents deliverable under Section 3.11(a), Charter has delivered to Magna for each such Qualified Plan copies of the following documents: (i) the Form 5500 filed in each of the most recent three plan years, including, if required under applicable law, all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the consolidated statement of assets and liabilities of such Qualified Plan as of its most recent valuation date, and (iii) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Qualified Plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each such Qualified Plan as of such dates. Except as disclosed on Schedule 3.11, with respect to each Qualified Plan subject to Section 412 of the Code maintained for employees of Charter or any of its ERISA Affiliates (as defined below), there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code. "ERISA Affiliate", as applied to any person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Code of which that person is a member, and (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

         (c) Section 3.11 of the Charter Disclosure Schedule also separately identifies each Plan that is also subject to Title IV of ERISA. With respect to each such Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) in which Charter or any ERISA Affiliate participates or has participated, except as disclosed in Section 3.11 of the Charter Disclosure Schedule or in any actuarial report for such Plan delivered to Magna,
(i) neither Charter nor any ERISA Affiliate has withdrawn from such Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) where such withdrawal could result in liability of such substantial employer pursuant to Section 4062(e) or 4063 of ERISA, (ii) as of the date hereof, neither Charter nor any ERISA Affiliate has filed a notice of intent to terminate any such Plan or adopted any amendment to treat any such Plan as terminated, (iii) the PBGC has not instituted proceedings to terminate any such Plan, (iv) no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan, (v) no accumulated funding deficiency, whether or not waived, exists with respect to any such Plan, and no condition has occurred or exists which by the passage of time would be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan, (vi) all required premium payments to the PBGC have been paid when due, (vii) no reportable event, as described in
Section 4043 of ERISA, has occurred with respect to any such Plan, (viii) no excise taxes are payable under the Code and (ix) no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made, except for any of the foregoing which is disclosed in Section 3.11 of the Charter Disclosure Schedule, or which individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on such Plan or the Charter. Except as listed in
Section 3.11 of the Charter Disclosure Schedule, all costs of any such Plan have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. Section 3.11 of the Charter Disclosure
Schedule identifies for each such Plan, as of its last valuation date, the amount by which its assets exceeded (or were less than) its "benefit liabilities" (within the meaning of Section 4001 of ERISA). Except as disclosed in Section 3.11 of the Charter Disclosure Schedule or as contemplated by this Agreement, since the last valuation date for each such Plan, there has been no amendment or change to such Plan that would increase the amount of benefits thereunder and, to the best knowledge of Charter, there has been no event or occurrence that would cause the excess of assets over benefit liabilities as listed in Section 3.11 of the Charter Disclosure Schedule to be reduced or the amount by which benefit liabilities exceed assets as listed in Section 3.11 of the Charter Disclosure Schedule to be increased. In addition to the documents provided pursuant to other provisions of this Section 3.11, Charter has delivered to Magna for each such Plan copies of the following documents: (i) the Form PBGC-1 filed in each of the most recent three plan years, and (ii) the actuarial reports as of the two most recent valuation dates. Each such actuarial report fairly presents the financial condition and the results of operations of such Plan as of such date, in accordance with GAAP.

         (d) Except as disclosed in Section 3.11 of the Charter Disclosure Schedule, no Plan listed in Section 3.11 of the Charter Disclosure Schedule is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). No Charter Entity has ever contributed to or had an obligation to contribute to any multiemployer plan. No ERISA Affiliate has withdrawn from any such multiemployer plan in a complete or partial withdrawal under Subtitle E of Title IV of ERISA with respect to which there is any outstanding liability as of the date hereof, or received notice from any such multiemployer plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A or 4042 or ERISA.

         (e) All Plans that are group health plans of Charter and any ERISA Affiliate have been operated in material compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code or as otherwise disclosed in
Section 3.11 of the Charter Disclosure Schedule, no Charter Entity provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees.

         (f) There has been no act or omission by Charter or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related changes under Section 502(c), (i) or (1) Section 4071 of ERISA or Chapter 43 of the Code.

         3.12.  Insurance . Set forth in Section 3.12 of the Charter  Disclosure
Schedule is a list of all insurance policies maintained by or for the benefit of any of the Charter Entities or their respective directors, officers, employees or agents.

         3.13. Charter Information . The information relating to any of the Charter Entities (whether individually or collectively) to be contained in (whether directly or incorporated by reference) the Prospectus/Proxy Statement and the Registration Statement under the Securities Act on Form S-4 (the "S-4") to be prepared and filed by Magna with the Securities and Exchange Commission (the "SEC") registering the shares of Magna Common Stock issuable in connection with the Merger, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         3.14. Compliance with Applicable Law . The Charter Entities collectively hold, and have at all times since September 30, 1996 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, except as disclosed in Section 3.14 of the Charter Disclosure Schedule, have complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Charter Entity in question, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Charter, and Charter does not know of, and has received no notice of, any material violations of any of the above. No Charter Entity is required by Section 32 of the Federal Deposit Insurance Act or other applicable laws to give prior notice to any federal Governmental Entity of any proposed addition of an individual to its board of directors or the employment of an individual as an officer.

         3.15. Certain Contracts . (a) Except as set forth in Section 3.15(a) of the Charter Disclosure Schedule, no Charter Entity is a party to or bound by any contract, arrangement, plan, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Magna, Charter, either Charter Entity or Surviving Corporation to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in Charter Reports, (iv) which is an agreement, not otherwise described by clause (iii) hereof, involving the payment by a Charter Entity of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the Charter Entity, or (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, plan, commitment or understanding of the type described in this Section 3.15(a), whether or not set forth in Section 3.15(a) of the Charter Disclosure Schedule, is referred to herein as a "Charter Contract." Charter has previously delivered to Magna true, complete and correct copies of each Charter Contract and any amendments or modifications thereof.

         (b) Except as set forth in Section 3.15(b) of the Charter Disclosure Schedule, (i) each Charter Contract is valid and binding and in full force and effect, (ii) the appropriate Charter Entity has in all material respects performed all obligations required to be performed by it to date under each Charter Contract, except where such noncompliance, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of a Charter Entity under any such Charter Contract, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter and (iv) no other party to such Charter Contract is, to the best knowledge of Charter, in default in any respect thereunder, except where such default, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect on Charter.

         3.16.  Agreements  with  Regulatory  Agencies  . Except as set forth in
Section 3.16 of the Charter Disclosure Schedule, no Charter Entity is (i) subject to any cease-and-desist or other order issued by, and is not a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each of the foregoing, whether or not set forth on Section 3.16 of the Charter Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has any Charter Entity been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         3.17. Investment Securities . Section 3.17 of the Charter Disclosure Schedule sets forth the book and market value as of September 30, 1997 of the investment securities, mortgage-backed securities and securities held for sale of Charter Bank. Section 3.17 of the Charter Disclosure Schedule sets forth an investment securities report as of September 30, 1997 which includes security descriptions, CUSIP numbers, original and current face values, book values, coupon rates and current market values. Section 3.17 of the Charter Disclosure Schedule sets forth all securities pledged by Charter Bank for any purpose as of September 30, 1997, if any.

         3.18. Property . The Charter Entities collectively have good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the real property and personal property, whether tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of Charter as of September 30, 1996 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) liens listed and described in Section 3.18 of the Charter Disclosure Schedule, (iii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iv) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (v) for dispositions thereof and encumbrances thereon for adequate consideration in the ordinary course of business or (vi) with respect to assets classified as real estate owned. All leases pursuant to which Charter, as lessee, leases real or personal property which, individually or in the aggregate, are material, are valid and enforceable in accordance with their respective terms and neither the Charter Entity being a party thereto nor, to the best knowledge of Charter, any other party thereto, is in default in any material respect thereunder. Section 3.18 of the Charter Disclosure Schedule identifies the book value on the books of Charter as of September 30, 1997, of all interests of the Charter Entities in such real property.

         3.19.  Equity  and Real  Estate  Investments  .  Except as set forth in
Section 3.19 of the Charter  Disclosure  Schedule,  the Charter Entities have no
(i) equity investments, or (ii) investments in real estate, other than assets classified as "real estate owned" and set forth in Section 3.23 of the Charter Disclosure Schedule, or real estate development projects.

         3.20. Environmental Matters . Except as set forth in Section 3.20 of the Charter Disclosure Schedule:

         (a) Neither the conduct nor operation of the Charter Entities nor any condition of any property presently or previously owned, leased or operated by any Charter Entity (each, a "Property") violates or violated Environmental Laws (as defined below), and no condition has existed or event has occurred with respect to the Charter Entities or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws, except for any violations or conditions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Charter and, in that regard, Charter will, upon the request of Magna, promptly provide Magna with copies of all documentation relative to the compliance with Environmental Laws with respect to any specific Property;

         (b) No litigation, claim or other proceeding under any Environmental Law is pending before any court or governmental agency (and, to the best of Charter's knowledge, no such litigation, claim or other proceeding has been threatened) alleging noncompliance with or violation of any Environmental Laws by either Charter Entity, and neither the Charter Entities nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any federal or state governmental agency or authority charged with monitoring or enforcing any Environmental Laws, and no Charter Entity has been advised by any such regulatory authority charged with monitoring or enforcing any Environmental Laws that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement or memorandum of understanding (all of the above, collectively "Environmental Legal Matters"), except for any Environmental Legal Matter which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Charter;

         (c) No Charter Entity has received any notice from any person or entity that (i) such Charter Entity is or was in violation of, or (ii) the operation or condition of any property at any time owned, leased, operated, held as collateral or held as a fiduciary by a Charter Entity is or was in violation of or is or has been alleged to give rise to liability on the part of such Charter Entity under, any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials (collectively, "Hazardous Materials") at, on, beneath, or originating from any such property, except for any of the above which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Charter; and

         (d) For purposes of this Section 3.20, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, and all regulations promulgated thereunder, and all state law counterparts thereof.

         3.21. Derivative Transactions . (a) Except as set forth in Section 3.21 of the Charter Disclosure Schedule, no Charter Entity has engaged in transactions in or involving, and does not own or hold and has no exposure to, any forwards, futures, options on futures, swaps or other derivative instruments (the foregoing being collectively called the "Derivative Securities") except for any such transactions entered into by the Charter Entity as agent on the order and for the account of others, or as principal for purposes of hedging interest rate risk on U.S. dollar denominated securities and other financial instruments.

         (b) All Derivative Securities to which a Charter Entity is a party or by which any of their respective properties or assets may be bound were entered into in the ordinary course of business in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparts believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Each Charter Entity has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

         3.22. Loan Portfolio . (a) Except as set forth in Section 3.22 of the Charter Disclosure Schedule, Charter Bank is not a party, to any written or oral
(i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or, to the best of Charter's knowledge, greater than five percent stockholder of Charter, or to the best knowledge of Charter, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.22 of the Charter Disclosure Schedule sets forth (i) all of the Loans of Charter Bank that as of the date of this Agreement are classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the Loans of Charter Bank that as of the date of this Agreement are classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of Charter Bank that as of the date of this Agreement is classified as "Real Estate Owned" and the book value thereof.

         (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than Loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Charter.

         3.23. Other Activities . (a) Except as set forth on Section 3.23 of the Charter Disclosure Schedule, no Charter Entity other than Sparta First engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to the extension of credit by Charter Bank and limited to assuring the repayment of the balance due on the extension of credit by Charter Bank in the event of the death, disability or involuntary unemployment of the debtor.

         (b) To the knowledge of management of Charter, (i) any personal trust, corporate trust or other fiduciary activities performed by Charter Bank ("Trust Activities") has been performed with requisite authority under applicable law of Governmental Agencies and in all material respects in accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and all applicable laws and regulations; (ii) there is no investigation or inquiry by any Governmental Entity pending or threatened against any Charter Entity relating to the compliance by it with sound fiduciary principles and applicable law and regulations; (iii) each employee of Charter Bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of Charter Bank; and (iv) Charter Bank has established policies and procedures for the purpose of complying with applicable laws of Governmental Entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of Governmental Entities or such policies and procedures.

         3.24. Takeover Laws . No transaction contemplated by this Agreement is subject to the requirements imposed by any applicable antitakeover law or regulation, including "business combination", "moratorium", "control share", or other similar law or regulation, federal or state, including without limitation,
Section 203 of the DGCL.

         3.25. Reorganization . As of the date hereof, Charter has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         3.26. Opinion of Financial Advisor . Charter has received a written opinion of Charles Webb, its financial advisor, to the effect that as of the date of the meeting of Charter's Board of Directors approving the Merger, the Exchange Ratio is fair to the stockholders of Charter from a financial point of view.

         3.27. Certain Board Action . Prior to the execution of this Agreement, the Board of Directors of Charter, at a meeting duly called and held, has by the required vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, taken together, are fair to and in the best interest of the stockholders of Charter, and (ii) resolved to recommend that the holders of the shares of Charter Common Stock adopt this Agreement and the transactions contemplated herein, including the Merger.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF MAGNA

         Magna hereby represents and warrants to Charter as follows:

         4.1. Corporate Organization . (a) Magna is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Magna has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Magna. Magna is duly registered as a bank holding company under the BHC Act. The Certificate of Incorporation and By-laws of Magna, copies of which have previously been delivered to Charter, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Magna Bank, National Association ("Magna Bank") is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The deposit accounts of Magna Bank are insured by the FDIC through the SAIF and the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Magna Bank.

         (b) Upon its formation, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Capitalization . (a) As of the date of this Agreement, the authorized capital stock of Magna consists of (i) 80,000,000 shares of Magna Common Stock, of which, as of September 30, 1997, 33,638,506 shares were issued and outstanding, (ii) 1,000,000 shares of Preferred Stock, no par value ("Magna Preferred Stock"), of which no shares are issued and outstanding, (iii) 49,500 shares of 7.5% Cumulative Class B Voting Preferred Stock, par value $20.00 per share, of which 1,996 shares were issued and outstanding, and (iv) 1,000,000 shares of Class C non-voting preferred stock, par value $0.10 per share, of which no shares were outstanding. Magna has designated 400,000 shares of Magna Preferred Stock and has reserved such shares under the Magna Rights Agreement. As of September 30, 1997, Magna had reserved an aggregate of 4,116,566 shares of Magna Common Stock for issuance under Magna's various stock option plans, a list of which is set forth on Section 4.2(a) of a disclosure schedule which is being delivered by Magna to Charter concurrently herewith (the "Magna Disclosure Schedule"), Magna's Dividend Reinvestment Plan, Magna's Employee Stock Purchase Plan, Magna's Directors Deferred Compensation Plan, Magna's Directors Preferred Plan, Magna's 7% Convertible Subordinated Capital Notes due 1999 and Magna's 8 3/4% Convertible Subordinated Debentures due 1998 and any other stock-based plans of Magna. From September 30, 1997 through the date of this Agreement, no shares of Magna Common Stock or other equity securities of Magna have been issued, excluding any such shares which may have been issued pursuant to stock-based employee benefit incentive plans and programs, or pursuant to the foregoing agreements. All of the issued and outstanding shares of the capital stock of Magna and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any stockholder of Magna or its Subsidiaries with no personal liability attaching to the ownership thereof. At the Effective Time, the Magna Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any pre-emptive right of any stockholder of Magna.

         (b) Section 4.2(b) of the Magna Disclosure Schedule sets forth a true and correct list of all Subsidiaries of Magna as of the date of this Agreement. Magna Bank is the principal subsidiary and the only banking subsidiary of Magna.

         4.3. Authority; No Violation . (a) Magna has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Magna. No other corporate proceedings on the part of Magna are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the approval by Magna of the Merger, in its capacity as the sole Stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Magna and (assuming due authorization, execution and delivery by Charter) constitutes a valid and binding obligation of Magna, enforceable against Magna in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

         (b) Upon its formation, Merger Sub will have full corporate power and authority to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Merger Sub and by Magna as the sole stockholder of Merger Sub, and, upon such approval, no other corporate proceedings on the part of Merger Sub will be necessary to consummate the Merger and the other transactions contemplated hereby.

         (c) Except as set forth in Section 4.3(c) of the Magna Disclosure Schedule, and assuming that the consents and approvals referred to in Section
4.4 are duly obtained, neither the execution and delivery of this Agreement by Magna or by Merger Sub, nor the consummation by Magna or Merger Sub, as the case may be, of the transactions contemplated hereby, nor compliance by Magna or Merger Sub, as the case may be, with any of the terms or provisions hereof, will
(i) violate any provision of the Certificate of Incorporation, By-Laws or Magna Rights Agreement of Magna, or the charter, or bylaws or similar governing documents of any of its Subsidiaries (including Merger Sub), or (ii) (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Magna or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Magna or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Magna or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have or be reasonably likely to have a Material Adverse Effect on Magna.

         4.4. Consents and Approvals . (a) Except for (i) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Holding Company Act for approval of the acquisition by Magna directly or indirectly of 100 percent of the stock of Charter (the "Federal Reserve Application"), to such acquisition, (ii) the filing with the SEC of the S-4, and effectiveness of the S-4, (iii) review of this Agreement and the transactions contemplated hereby by the DOJ under federal antitrust laws, (iv) the filing of an application with the New York Stock Exchange ("NYSE") to list the Magna Common Stock to be issued in the Merger on the NYSE and the approval of such application, (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Magna Common Stock pursuant to this Agreement, (vi) any required approvals or filings pursuant to any state statutes or regulations applicable to Charter, Magna or their respective Subsidiaries with respect to the transactions contemplated hereby, filings with the Office of Thrift Supervision, if applicable, and (vii) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Magna Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Magna or Merger Sub in connection with (1) the execution and delivery by Magna and Merger Sub of this Agreement, and (2) the consummation by Magna and Merger Sub of the Merger and the other transactions contemplated hereby.

         (b) As of the date hereof, Magna is not aware of any reasons relating to Magna or Magna Bank why all consents and approvals shall not be procured from all Governmental Entities having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement.

         4.5. Regulatory Reports; Examinations . Each of Magna and Magna Bank has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1994, with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the businesses of the Magna and Magna Bank and except as set forth in Section
4.5 of the Magna Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Magna, investigation into the business or operations of either Magna or Magna Bank since December 31, 1994 the outcome of which would likely result in a Material Adverse Effect on Magna. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Magna or Magna Bank.

         4.6. Financial Statements . Magna has previously delivered to Charter copies of (a) the consolidated balance sheets of Magna and its Subsidiaries as of December 31 for the fiscal years 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of such annual periods together with the notes thereto, as reported in Magna's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the SEC, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Magna, and (b) the unaudited consolidated balance sheet of Magna and its Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three- and nine-month periods then ended as reported in Magna's Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet of Magna (including the related notes, where applicable) presents fairly the consolidated financial position of Magna and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present and the financial statements of Magna referred to in Section 6.7 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Magna and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements of Magna referred to in Section 6.7 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements of Magna referred to in Section 6.7 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Magna and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.7. Absence of Certain Changes or Events . Except as may be set forth in Section 4.7 of the Magna Disclosure Schedule, or as otherwise may be disclosed in Magna's public documents filed with the SEC under the Exchange Act prior to the date of this Agreement, since December, 31, 1996, (i) neither Magna nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of business consistent with their past practices and (ii) no event has occurred which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Magna.

         4.8. Legal Proceedings . (a) Except as set forth in Section 4.8 of the Magna Disclosure Schedule, neither Magna nor Magna Bank is a party to any, and there are no pending or, to the best of Magna's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Magna or Magna Bank (i) as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Magna or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

         (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon either Magna or Magna Bank or their respective assets which has had, or could reasonably be expected to have, a Material Adverse Effect on Magna.

         4.9. Magna Information . The information relating to Magna and its Subsidiaries (whether individually or collectively) to be contained in (whether directly or incorporated by reference) the

Prospectus/Proxy Statement and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

         4.10. Compliance with Applicable Law . Magna and Magna Bank collectively hold, and have at all times since December 31, 1996 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and, except as disclosed in Section 4.10 of the Magna Disclosure Schedule, have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Magna or Magna Bank, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Magna, and Magna does not know of, and has received no notice of, any material violations of any of the above. Neither Magna nor Magna Bank is required by Section 32 of the Federal Deposit Insurance Act or other applicable laws to give prior notice to any federal Governmental Entity of any proposed addition of an individual to its board of directors or the employment of an individual as an officer.

         4.11.  Ownership  of  Charter  Common  Stock .  Except  as set forth in
Section 4.11 of the Magna  Disclosure  Schedule,  or as  contemplated in Section
6.12 hereof, neither Magna nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of an aggregate of 10,000 or more of the outstanding shares of capital stock of Charter (other than Trust Account Shares and DPC Shares).

         4.12.  Agreements  with  Regulatory  Agencies.   Except as set forth in
Section 4.12 of the Magna Disclosure Schedule, neither Magna nor Magna Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.12 of the Magna Disclosure Schedule, a "Magna Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Magna or Magna Bank been advised by any Governmental Entity that it is considering issuing or requesting any Magna Regulatory Agreement.

         4.13. Environmental Matters. Except as set forth in Section 4.13 of the Magna Disclosure Schedule:

         (a) Neither the conduct nor operation of Magna or Magna Bank nor any condition of any property presently or previously owned, leased or operated by Magna or Magna Bank (each, a "Property") violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to Magna or Magna Bank or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws, except for any violations or conditions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Magna and, in that regard, Magna will, upon the request of Charter, promptly provide Charter with copies of all documentation relative to the compliance with Environmental Laws with respect to any specific Property;

         (b) No litigation, claim or other proceeding under any Environmental Law is pending before any court or governmental agency (and, to the best of Magna's knowledge, no such litigation, claim or other proceeding has been threatened) alleging noncompliance with or violation of any Environmental Laws by Magna or Magna Bank, and neither Magna, Magna Bank, nor any of their respective properties is a party to any Environmental Legal Matter, except for any Environmental Legal Matter which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Magna; and

         (c) Neither Magna nor Magna Bank has received any notice from any person or entity that (i) Magna or Magna Bank is or was in violation of, or (ii) the operation or condition of any property at any time owned, leased, operated, held as collateral or held as a fiduciary by Magna or Magna Bank is or was in violation of or is or has been alleged to give rise to liability on the part of Magna or Magna Bank under, any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property, except for any of the above which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Magna.

         4.14. Reorganization . As of the date hereof, Magna has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

         4.15. Magna Defined Benefit Plan . All benefits currently accrued under the Magna Defined Benefit Pension Plan are fully funded.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. Covenants of Charter . During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Magna, Charter shall carry on its business, and shall cause each Charter Subsidiary to carry on its business, in the ordinary course consistent with past practice. Charter will use its reasonable best efforts to (x) preserve its business organization and that of each Charter Subsidiary intact, (y) keep available to itself the present services of the employees of Charter and Charter Bank and (z) preserve for itself the goodwill of the customers of Charter and each Charter Subsidiary and others with whom such business relationships exist. Without limiting the generality of the foregoing, and except as set forth on
Section 5.1 of the Charter Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Magna, Charter shall not, and, where applicable, shall not permit a Charter Subsidiary to:

                     (a) declare or pay any dividends on, or make other distributions in respect of, any shares of Charter capital stock, other than (i) normal quarterly dividends in an amount not in excess of the most recent quarterly dividend paid in respect of each share of Charter Common Stock; provided, however, that Charter shall not declare or pay any dividends on Charter Common Stock for any period in which its stockholders will be entitled to receive any quarterly dividends on shares of Magna Common Stock to be issued in the Merger, and (ii) dividends from wholly owned Subsidiaries to Charter;

                     (b) (i) split, combine or reclassify any shares of its capital stock or (ii) repurchase, redeem or otherwise acquire (except for (A) the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof, or (B) as provided in
         Section 6.14 hereof) any shares of the capital stock of Charter, or any securities convertible into or exercisable for any shares of the capital stock of Charter;

                     (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Charter Common Stock pursuant to the exercise of Charter Options outstanding as of the date hereof, if and as permitted pursuant to the terms of such Charter Options as of the date hereof;

                     (d) amend its Certificate of Incorporation, By-laws or other similar governing documents;

                     (e) authorize or permit any of its officers, directors, employees or agents to (i) directly or indirectly solicit, initiate or encourage any inquiries relating to the making of any proposal which constitutes a "Takeover Proposal" (as defined below), or (ii) recommend or endorse any Takeover Proposal, (iii) participate in any negotiations relating to any such inquiry or proposal, or (iv) provide third parties with any nonpublic information relating to any such proposal, in each case subject to the fiduciary duties of Charter's Board of Directors as advised in writing by outside counsel to Charter reasonably acceptable to Magna. Charter will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Magna with respect to any of the foregoing. Charter will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first clause of this Section 5.1(e) of the obligations undertaken in this Section 5.1(e). Charter will notify Magna immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Charter, and Charter will promptly inform Magna in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Charter or Charter Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Charter or a Charter Subsidiary other than the transactions contemplated or permitted by this Agreement;

                     (f) make any capital expenditures other than expenditures which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 individually and $200,000 in the aggregate, except in the case of emergency repairs or replacements;

                     (g)   enter into any new line of business;

                     (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Charter, other than, in the case of Charter Bank, in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                     (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                     (j) change its methods of accounting in effect at September 30, 1996, except as required by changes in GAAP or regulatory accounting principles as concurred in by Charter's independent auditors;

                     (k) (i) except as otherwise contemplated by this Agreement or as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between any Charter Entity and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan as in effect as of the date hereof (including without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                     (l) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code;

                     (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                     (n)  other  than  in  the   ordinary   course  of  business
         consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                     (o) file any application to relocate or terminate the operations of any banking office of Charter Bank;

                     (p) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

                     (q) take any action which would cause the termination or cancellation by the FDIC of insurance in respect of Charter Bank's deposits;

                     (r) (i) without first consulting with Robert J. Mathias, Executive Vice President of Magna, enter into, renew or increase any loan or other extension of credit (including guaranties and standby letters of credit), or commit to make any such loan or other extension of credit, to any person or entity, or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or other extension of credit or commitment therefor (collectively, "Lend to") in an amount in excess of $250,000 or in an amount which, when aggregated with any and all existing loans, other extensions of credit or credit commitments to such person or entity, would be in excess of $250,000; (ii) Lend to any person or entity other than in accordance with the lending policies of Charter Bank as in effect on the date hereof; or (iii) without first consulting with Magna, Lend to any person or entity if any of the loans or other extensions of credit by Charter Bank to such person or entity are on Charter Bank's "watch list" or similar internal report of Charter Bank in an amount in excess of $250,000; provided, however, that nothing in this Section 5.1(s) shall prohibit any Charter Entity from honoring any contractual obligation in existence on the date of this Agreement;

                     (s) Lend to (as defined in Section 5.1(s)) any director or officer of a Charter Entity without giving Magna five days' notice in advance of such entity's approval of such loan or other extension of credit or commitment relating thereto; or

                     (t) subject to the permitted  activities  under  paragraphs
         (f), (h), (k), (m), (n), (p), (r), and (s) above, which are specifically excepted herefrom, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which any Charter Entity is a party or by which any Charter Entity or their respective properties are bound;

                     (u) agree to do any of the foregoing.

         5.2. Covenants of Magna . Magna will use its reasonable best efforts to
(x) preserve its business organization and that of Magna Bank, (y) keep available to itself the present services of the employees of Magna and Magna Bank and (z) preserve for itself the goodwill of the customers of Magna and Magna Bank and others with whom such business relationships exist. Except as set forth in Section 5.2 of the Magna Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Charter between the date hereof and the Effective Time, Magna shall not:

                     (a) declare or pay any extraordinary or special dividends on, or make any extraordinary or special distributions in respect of, Magna Common Stock;

                     (b) change its method of accounting in effect at December 31, 1996, except as required or permitted by changes in GAAP or regulatory accounting principles as concurred in by Magna's independent auditors;

                     (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                     (d) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                     (e) amend its Certificate of Incorporation or By-laws or other governing instruments in a manner which would adversely affect in any manner the terms of the Magna Common Stock or the ability of Magna to consummate the Merger; or

                     (f) agree to do any of the foregoing.

         Charter acknowledges its understanding that Magna continually evaluates possible acquisitions and may, prior to the Effective Time, enter into one or more agreements providing for, and may consummate, the acquisition by Magna or Magna Bank of another bank holding company, bank, savings and loan holding company, savings and loan association or other company (or the assets thereof) for consideration that may include shares of Magna Common Stock or other securities of Magna. Additionally, prior to the Effective Time, Magna may, depending on market conditions and other factors, determine to issue equity, equity-linked or other securities for financing purposes, and it is anticipated that Magna will repurchase up to 2,800,000 shares of Magna Common Stock from time to time following the execution of this Agreement in open market purchases at prevailing market prices, subject to any restrictions on such open market purchases under applicable law. Notwithstanding anything to the contrary contained in this Section 5.2 or elsewhere herein, any such actions on the part of Magna shall not be deemed violative of or affect in any manner any of Magna's representations, warranties, covenants or agreements contained herein.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1. Regulatory Matters . (a) Magna shall prepare, and subject to the review of Charter with respect to matters involving the Charter Entities, file with the SEC as soon as reasonably practicable the S-4 (or the equivalent in the form of preliminary proxy material) with respect to the shares of Magna Common Stock to be issued in the Merger. The parties shall cooperate with respect to the preparation and filing of the S-4. Each of Charter and Magna shall use all reasonable efforts to have the S-4 declared effective by the SEC under the

Securities Act as promptly as practicable after the filing thereof, and Charter and Magna shall thereafter cooperate in mailing the Prospectus/Proxy Statement to the stockholders of Charter. Magna shall use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Charter shall furnish all information concerning Charter and the holders of Charter Common Stock as may be reasonably requested in connection with any such action.

         (b) The parties hereto shall cooperate with each other and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) (it being understood that any amendments to the S-4 or a resolicitation of proxies as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by Magna or any of its Subsidiaries shall not violate this covenant). Charter and Magna shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Charter or Magna, including its Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (c) Each of Magna and Charter shall, upon request, furnish the other with all information concerning Magna and Charter, respectively, its directors, officers and equity holders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Charter or Magna or any affiliate thereof to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

         6.2. Access to Information . (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Charter shall afford to the officers, employees, accountants, counsel and other representatives of Magna, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, Charter shall make available to Magna (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which Charter is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Magna may reasonably request. Charter shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Charter's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Magna will hold all such information in confidence to the extent required by, and in accordance with, the provisions of a certain letter agreement, dated June 3, 1997, between Magna and Charles Webb, acting as agent for Charter (the "Confidentiality Agreement").

         (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Magna shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Charter, access, during normal business hours during the period prior to the Effective Time, to such information regarding Magna and its Subsidiaries as shall be reasonably necessary for Charter to fulfill its obligations pursuant to this Agreement to prepare the portions of the Prospectus/Proxy Statement for which it bears principal responsibility or as may be reasonably necessary for Charter to confirm that the representations and warranties of Magna contained herein are true and correct and that the covenants of Magna contained herein have been performed in all material respects. Neither Magna nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Magna's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Except as specifically required otherwise by applicable law or to the extent such information shall have become publicly available (other than through the direct or indirect actions of Charter or its employees, representatives or agents), Charter will hold all such information in strictest confidence and be otherwise bound by the terms of the Confidentiality Agreement as though all references therein to Magna (whether by use of the word "you" or otherwise) were to Charter.

         (c) Promptly following the date of this Agreement, Magna shall commence a review of those matters disclosed by Charter in Section 3.20 of the Charter Disclosure Schedule to evaluate and determine the scope and magnitude of compliance with Environmental Laws and the costs and expenses associated therewith (the "Due Diligence Review"). Such Due Diligence Review shall conclude by not later than 15 business days after the date of this Agreement (the "Due Diligence Period"). Magna shall promptly advise Charter of the results of its Due Diligence Review, and whether Magna has determined, in its reasonable judgment, any such matter so evaluated would likely be sufficient in scope and/or magnitude to result in a Material Adverse Effect on Charter (an "Adverse Determination"). If such Due Diligence Review results in an Adverse Determination, Magna may, upon written notice thereof to Charter given within the Due Diligence Period, terminate this Agreement pursuant to Section 8.1(e) hereof.

         (d) No investigation by either Magna or Charter or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         6.3. Stockholder Meeting . Charter shall take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 is declared effective by the SEC for the purpose of voting upon the adoption of this Agreement (the "Stockholders' Meeting"). The Board of Directors of Charter hereby does and (subject to the fiduciary duties of Charter's Board of Directors, as advised by outside counsel to Charter) will recommend that stockholders of Charter vote to adopt this Agreement and (subject to such duties) will use best efforts to obtain any vote of such stockholders that is necessary to authorize the Merger and the other transactions contemplated by this Agreement. Charter shall coordinate and cooperate with Magna with respect to the scheduling of the Stockholders' Meeting.

         6.4. Legal Conditions to Merger . Subject to the terms and conditions of this Agreement, each of Charter and Magna shall use all reasonable efforts
(a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on Charter or on Magna, respectively, in regard to the Merger and to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Charter or Magna or any of their respective
Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

         6.5. Stock Exchange Listing . Magna shall use all reasonable efforts to cause the shares of Magna Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

         6.6. Indemnification . Magna agrees that the Merger shall not affect or diminish any of Charter's duties and obligations of indemnification existing as of the Effective Time in favor of employees, agents, directors or officers of Charter or its Subsidiaries arising by virtue of their respective certificates of incorporation or bylaws in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement. Unless otherwise prohibited by law (and in such case, only to the extent and for so long as so prohibited) Magna agrees to assume such duties and obligations of indemnification, in order that such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect.

         6.7. Subsequent Financial Statements . Each of Magna and Charter, simultaneously with its filing thereof with the SEC between the date hereof and the Effective Time, any Quarterly or Annual Report on Form 10-Q or 10-K, will deliver copies thereof to the other party.

         6.8. Additional Agreements . In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Charter, the proper officers and directors of Charter shall take all such necessary action as may be reasonably requested by Magna.

         6.9. Advice of Changes, Failure of Conditions . Each of Magna and Charter shall promptly advise the other party of any change or event which it believes has caused or constitutes, or is reasonably likely to cause or constitute, a material breach of any of its representations, warranties or covenants contained herein or is reasonably likely to cause any condition in
Article VII to the other party's obligation to consummate the Merger not to be satisfied. From time to time prior to the Effective Time (and on the day prior to the Closing), each party will promptly supplement or amend the Disclosure Schedules delivered by it in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Charter or Magna, as the case may be, with the respective covenants and agreements of such parties contained herein.

         6.10. Current Information . During the period from the date of this Agreement to the Effective Time, Charter will cause one or more of its designated representatives to confer on a regular and frequent basis (not less often than monthly) with representatives of Magna and to report the general status of the ongoing operations of Charter and Charter Bank. Charter will promptly notify Magna of its receipt of any governmental complaints or the initiation of any governmental investigations or hearings (or communications indicating that the same may be contemplated) or institution or threat of significant litigation involving it or Charter Bank, and thereafter will keep Magna fully informed of such events.

         6.11. Merger Sub . Magna shall cause Merger Sub to be duly organized and to execute and deliver this Agreement and any related agreement and take all necessary action to complete the transactions contemplated hereby and thereby, subject to the terms and conditions hereof.

         6.12. Affiliate Letters . (a) As soon as practicable after the date hereof, Charter shall deliver a letter to Magna identifying each person who is as of the date hereof, or who may reasonably be expected to be as of the anticipated date of the special meeting of the Charter stockholders called to consider and vote upon the Merger, an "affiliate" of Charter for purposes of Rule 145 under the Securities Act (each a "Charter Affiliate"), which identification shall be updated by Charter not more than five days prior to the mailing of the Prospectus/Proxy Statement for the special meeting. Charter shall use its best efforts to cause each Charter

Affiliate  thus  identified,  other than the Charter Bank,  S.B.  Employee Stock
Ownership Plan ("ESOP"), to execute and deliver to Magna, on or prior to the date of the mailing of the Prospectus/Proxy Statement, a letter agreement (each an "Affiliate Letter") containing certain written undertakings in the form of the agreement attached hereto as Exhibit B.

         (b) Promptly upon receipt of the written request of Magna, Charter shall deliver a letter to those of its directors and/or executive officers beneficially owning more than 45,000 shares of Charter Common Stock in form and substance reasonably satisfactory to Charter (each, a "Support Agreement"), pursuant to which such beneficial owner will agree, among other things, to vote at the Stockholders' Meeting all shares beneficially owned by such stockholder, or over which the stockholder has voting power, directly or indirectly, at the record date, in favor of approving the Merger and that such stockholder will not vote such shares in favor of any competing takeover proposal.

         6.13. Employee Benefit Plans . (a) As soon as practical following the Effective Time, the employees of each Charter Entity (the "Charter Employees") shall be entitled to participate in each of Magna's employee benefit plans (excluding any agreement between Magna and an employee of Magna or any of its Subsidiaries) in which similarly situated employees of Magna Bank or any Magna Subsidiary participate, to the same extent as comparable employees of Magna Bank or any Magna Subsidiary (it being understood that inclusion of Charter Employees in Magna's employee benefit plans may occur at different times with respect to different plans). Except as otherwise contemplated herein, Magna intends to continue, and to cause Surviving Corporation to continue, each of the existing employee benefit plans of the Charter Entities with respect to which there exists a corresponding Magna employee benefit plan until the date on which the inclusion of Charter Employees in Magna's corresponding plan occurs.

         (b) With respect to each employee and welfare plan of Magna and its Subsidiaries, for purposes of determining eligibility to participate and vesting, service with a Charter Entity shall be treated as service with Magna; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service shall also apply for purpose of satisfying any waiting periods and evidence of insurability requirements. No pre-existing condition limitations will apply to the Charter Employees who were participants in the Charter plan comparable to the plan in question at the Effective Time. Charter Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the corresponding Magna plan.

         6.14. Employee Stock Ownership Plan . Prior to the Effective Time, Charter and/or Charter Bank shall be permitted to amend the ESOP to permit the Charter Entities to make monthly contributions to the ESOP through the day next preceding the Effective Date and to delete the requirement that a participant must be employed on the last day of the plan year in order to receive a contribution and to make such other amendments as are appropriate to maximize the benefits to be realized under the ESOP by participants, provided any such amendments shall be undertaken in a manner that complies with applicable law and does not adversely affect the qualified status of the ESOP. Except as otherwise provided herein, the ESOP shall be terminated at the Effective Time with all participant accounts becoming fully vested and nonforfeitable. Immediately prior to the Effective Time, Charter shall purchase such number of shares of Charter Common Stock held by the ESOP having a fair market value equal to the then outstanding balance of the ESOP loan, including any accrued but unpaid interest thereon. Also immediately prior to the Effective Time, Charter shall cause the ESOP to fully retire the then outstanding balance of the ESOP loan, including any accrued but unpaid interest thereon. At the Effective Time or as soon thereafter as practicable, and contingent upon the issuance by the IRS of a favorable determination letter, private letter ruling, or other authority reasonably acceptable to Magna, it is intended that each of the following shall occur, (a) all remaining unallocated amounts held by the ESOP shall be allocated to the accounts of participants in the ESOP (whether or not such participants are then actively employed) and beneficiaries as investment earnings of the ESOP (except to the extent that any such allocations would be subject to the limitations of Code Section 415 for such year) as of the Effective Time in accordance with applicable law, and (b) the ESOP shall make a distribution of benefits in a manner consistent with applicable law. As soon as practicable after the date of the Agreement, Charter shall file an application for determination relating to the termination of the ESOP containing a full description of each of the proposals described above with respect to the ESOP, including the methodology to be utilized for allocating unallocated amounts as earnings (the "ESOP Treatment"). If Charter receives a determination letter or private letter ruling from the IRS that restricts any portion of the remaining unallocated amounts to Code Section 415 limitations (i.e., limitations on earnings allocations) or if the IRS in any way limits or caveats the ESOP Treatment or refuses to issue a determination letter for termination, Magna and Charter shall cooperate to implement a resolution that will maximize the allocation of unallocated amounts to participants with account balances as of the Effective Time in a manner that complies with applicable law and does not adversely affect the qualified status of the plan. At the time distribution of benefits is made under the ESOP on or after the Effective Date, at the election of the participant, the amount thereof that constitutes an "eligible rollover distribution" (as defined in Section 402(f)(2)(A) of the Code) may be rolled over by such participant to any qualified Magna benefit plan or to any eligible individual retirement account.

         6.15. Pension Plan . It is contemplated by the parties that as of a date subsequent to the Merger (such date to be determined by Magna in its sole discretion) Charter's defined benefit pension plan will be merged into Magna's currently existing defined benefit plan.

         6.16. SERP . As of the Effective Time, Charter or Charter Bank will pay John A. Becker pursuant to the Supplemental Executive Retirement Plan for Charter Bank, S.B. (the "SERP") his supplemental benefit in a lump sum amount as provided in Section 8.8 of the SERP.

         6.17. Subsidiary Bank Merger . Upon the request of Magna, Charter shall cause Charter Bank to enter into an agreement with Magna Bank and take all other actions necessary and appropriate in causing the merger of Charter Bank into Magna Bank (the "Subsidiary Bank Merger") to be effected. The Subsidiary Bank Merger Agreement shall provide, in addition to customary terms for such a bank merger (i) for the consummation of the Subsidiary Bank Merger on a date on or after the Effective Date, as may be selected by Magna Bank, and (ii) that the obligations of Charter Bank hereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement. The Merger shall not be conditioned upon the consummation of the Subsidiary Bank Merger.

         6.18. Dividend Coordination . After February 1, 1998, the Board of Directors of Charter shall cause its regular quarterly dividend record dates and payment dates for Charter Common Stock to be the same as Magna's regularly quarterly dividend record dates and payment dates for Magna Common Stock. This provision is intended to avoid duplication of dividends to Charter shareholders.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1. Conditions to Each Party's Obligation To Effect the Merger . The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approval . This Agreement and the Merger provided for herein shall have received all required approvals by the stockholders of Charter.

         (b) NYSE Listing . The shares of Magna Common Stock which shall be issued to the stockholders of Charter upon consummation of the Merger and the exercise of New Options shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (c) Regulatory Approvals . All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"); provided, however, that Magna shall not be obligated to effect the Merger if, in the reasonable opinion of Magna, any Requisite Regulatory Approval contains or imposes any condition or requirement that would have a Material Adverse Effect on either party hereto; and provided, further, that any condition or requirement in a Requisite Regulatory Approval that involves anti-trust compliance shall be complied with and shall be deemed to be a condition or requirement that would not have a Material Adverse Effect on a party hereto.

         (d) S-4 . The S-4 shall have become effective under the Securities Act, and Magna shall have received all state securities laws or "Blue Sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Magna Common Stock in connection with the Merger, and neither the S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority.

         (e) No Injunctions or Restraints; Illegality . No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

         7.2. Conditions to Obligations of Magna . The obligation of Magna to effect the Merger is also subject to the satisfaction or waiver by Magna at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties . (i) The representations and warranties of Charter set forth in Sections 3.2 and 3.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and (ii) the representations and warranties of Charter otherwise set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Charter. Magna shall have received a certificate signed on behalf of Charter by the Chief Executive Officer and the Chief Financial Officer of Charter to the foregoing effect.

         (b) Performance of Obligations of Charter . Charter shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Magna shall have received a certificate signed on behalf of Charter by the Chief Executive Officer and the Chief Financial Officer of Charter to such effect.

         (c) Consents Under Agreements . The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required in order to permit the succession by Surviving Corporation pursuant to the Merger to any obligation, right or interest of Charter under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Charter is a party or is otherwise bound shall have been obtained, except those consents or approvals for which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Magna (after giving effect to the transactions contemplated hereby).

         (d) No Pending Governmental Actions . No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (e) Federal Tax Opinion . Magna shall have received an opinion of Gallop, Johnson & Neuman, L.C., counsel to Magna ("Magna's Counsel"), in form and substance reasonably satisfactory to Magna, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Magna, Charter or Merger Sub as a result of the Merger. In rendering such opinion, Magna's Counsel may require and rely upon representations and covenants contained in certificates of officers of Magna, Charter and others.

         (f) Legal Opinion . Magna shall have received a legal opinion, dated as of the Effective Date, of Silver, Freedman & Taff, L.L.P. ("Charter's Counsel"), substantially in the form attached hereto as Exhibit C. In rendering such opinion, Charter's Counsel may rely upon representations and covenants contained in certificates of officers of Magna, Charter and others.

         7.3. Conditions to Obligations of Charter . The obligation of Charter to effect the Merger is also subject to the satisfaction or waiver by Charter at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties . (i) The representations and warranties of Magna set forth in Sections 4.2 and 4.3(a) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; and
(ii) the representations and warranties of Magna otherwise set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (ii), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Magna (after giving effect to the transactions contemplated hereby). Charter shall have received a certificate signed on behalf of Magna by the Chief Executive Officer and the Chief Financial Officer of Magna to the foregoing effect.

         (b) Performance of Obligations of Magna . Magna shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Charter shall have received a certificate signed on behalf of Magna by the Chief Executive Officer and the Chief Financial Officer of Magna to such effect.

         (c) No Pending Governmental Actions . No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

         (d) Federal Tax Opinion . Charter shall have received an opinion of Charter's Counsel, in form and substance reasonably satisfactory to Charter, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Charter as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Charter who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Magna Common Stock); and (iii) the aggregate tax basis of the Magna Common Stock received by stockholders who exchange all of their Charter Common Stock solely for Magna Common Stock pursuant to the Merger will be the same as the aggregate tax basis of Charter Common Stock surrendered in exchange therefor.

         (e) Legal Opinion . Charter shall have received a legal opinion, dated as of the Effective Date, of Magna's Counsel, in substantially the form attached hereto as Exhibit D. In rendering such opinion, Magna's Counsel may require and rely upon representations and covenants contained in certificates of officers of Magna, Charter and others.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

         8.1. Termination . This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Charter of the matters presented in connection with the Merger:

         (a) by mutual consent of Magna and Charter in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either Magna or Charter upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining, denying approval of, or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

         (c) by either Magna or Charter at any time after September 30, 1998 if the Merger shall not theretofore have been consummated, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either Magna or Charter if the approval of the stockholders of Charter required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

         (e) by either Magna or Charter (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of any representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Charter) or Section 7.3(a) (in the case of a breach of a representation or warranty by Magna); provided, further, that Magna may terminate this Agreement at any time during the Due Diligence Period if it determines, in its reasonable judgment, that any matter referred to in Section 3.20 of the Charter Disclosure Schedule would likely result in the occurrence of a Material Adverse Effect on Charter;

         (f) by either Magna or Charter (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto;

         (g) by Magna, if (i) the Board of Directors of Charter shall have (x) withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, or (y) failed to reconfirm its recommendation of this Agreement or the Merger after five business days following a written request by Magna to do so, or (ii) Charter shall have taken any of the actions described in clauses
(i), (ii) and (iii) of Section 5.1(e) hereof; or

         (h) By the Board of Directors of Charter, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                     (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

                     (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Magna Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

subject, however, to the following: If Charter determines to terminate the Agreement pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Magna. During the five-day period commencing with its receipt of such notice, Magna shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Magna Ratio. If Magna makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Charter of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(h).

         For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:

                    "Average Closing Price" shall mean the average of the closing sales prices of Magna Common Stock on the NYSE (as reported by The Wall Street Journal, Midwest edition (or, if not reported thereby, by another authoritative source)) for the 20 consecutive full trading days ending at the close of trading on the Determination Date.

                    "Determination Date" shall mean the later of the date (i) of the Stockholders' Meeting or (ii) on which the last Requisite Regulatory Approval shall be received.

                    "Index Group" shall mean the bank holding companies listed on Section 8.1(h) of the Magna Disclosure Schedule, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transaction with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price.

                    "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                    "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                    "Starting Price" shall mean the closing price per share of Magna Common Stock on the NYSE (as reported by The Wall Street Journal, Midwest edition (or, if not reported thereby, by another authoritative source)) on the Starting Date.

         If any company belonging to the Index Group or Magna declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Magna shall be appropriately adjusted for the purposes of applying this Section 8.1(h).

         8.2 Effect of Termination; Expenses . (a) Magna and Charter hereby agree that, subject to Section 8.2(b) hereof, the sole remedy available to a party terminating this Agreement pursuant to Section 8.1 hereof, shall be limited to such party's right not to effect the Merger and the other transactions provided for in or contemplated by this Agreement, it being understood and agreed that subject to the provisos to this sentence and the last sentence of this Section 8.2(a), the non-terminating party shall not be deemed in breach of this Agreement; provided, however, that notwithstanding the foregoing (i) the last sentence of each of Sections 6.2(a) and 6.2(b), this
Section 8.2 and Section 9.4 shall survive any  termination of this Agreement and
(ii) no party shall be relieved or released, as a result of such termination, from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided, further, that the right hereunder to damages shall be in lieu of the rights to an injunction or injunctions or to enforce specifically the terms and provisions hereof pursuant to Section 9.10 hereof. Moreover, any damages awarded to Magna pursuant to this Section 8.2 (a) shall be offset by any value received or realized by Magna pursuant to subparagraph (b) of this Section 8.2.

         (b) (i) Notwithstanding subparagraph (a) above, if this Agreement is terminated by Magna pursuant to Section 8.1(g), or by Charter pursuant to
Section 8.1, if, at the time of such termination by Charter, Magna would have had the right to terminate this Agreement pursuant to Section 8.1(g), then, in either case, Charter shall promptly, but in no event later than two business days after the date of such termination, pay to Magna, as reimbursement of Magna's direct and indirect expenses and costs, including legal, accounting and administration costs, as well as the opportunity cost to Magna of business transactions foregone as a result of its efforts to effect the Merger, a fee equal to $5 million (the "Termination Fee"). If this Agreement is terminated pursuant to Section 8.1(d) hereof by either party, then the Termination Fee shall be payable to Magna if (A) a Takeover Proposal shall have occurred prior to the meeting of Charter's stockholders referred to therein, and (B) within 12 months following such stockholders' meeting, (I) Charter shall have entered into an agreement with a third party providing for the consummation of a transaction which would constitute the subject of a Takeover Proposal, or (II) such a transaction with a third party shall have occurred.

                     (ii) Notwithstanding the foregoing, to the extent that Charter shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Governmental Entity, from satisfying in full its requirement to make the Termination Fee, it shall immediately so notify Magna and shall thereafter deliver or cause to be delivered, from time to time, to Magna, that portion of the payments required to be paid by it hereunder that it shall no longer be prohibited from paying, within five business days after the date on which Charter shall no longer be so prohibited; provided, however, that if Charter at any time shall be prohibited by applicable law or regulation, or by administrative actions or policy of any Governmental Entity, from making all or any portion of the Termination Fee required hereunder, it shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to such regulatory or legal approvals, provide Magna with copies of the same, and (C) keep Magna advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant Governmental Entity or third party reasonably related to same. Nothing contained in this subparagraph (b) shall be deemed to authorize Charter to breach any provision of this Agreement.

         8.3. Amendment . Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the stockholders of Charter of the Merger and the transactions provided for herein; provided, however, that after any approval of this Agreement by Charter's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Charter stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4. Extension; Waiver . At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1. Closing . Subject to the terms and conditions of this Agreement, including Section 1.2 hereof, the consummation of the Merger (the "Closing") will occur on the Effective Date at the offices of Magna, unless another place is agreed to in writing by the parties hereto.

         9.2. Alternative Structure . Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Magna shall be entitled to revise the structure of the Merger such that Charter shall in some other manner become a wholly-owned subsidiary of Magna at the Effective Time; provided, however, that any such revised structure must (i) qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) not subject any stockholders of Charter to adverse tax consequences or change the amount of consideration to be received by such stockholders, and (iii) not materially delay the Closing. Magna may exercise this right of revision by giving written notice thereof in the manner provided in Section 9.5 of this Agreement. This Agreement and any related agreement and any other related documents shall be appropriately amended in order to reflect any such revised structure.

         9.3. Nonsurvival of Representations, Warranties and Agreements . None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

         9.4. Expenses . All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement, as provided in Section 8.2(a) hereof.

         9.5. Notices . All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail

(return   receipt   requested)   or  delivered  by  an  express   courier  (with
confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Magna, to:

                  Magna Group, Inc.
                  One Magna Place
                  1401 South Brentwood Boulevard
                  St. Louis, Missouri  63144-1401
                  Attention:   G. Thomas Andes
                  Chairman, President and Chief Executive Officer
                         Telecopy: (314) 963-2496

                  with a copy to:

                  Gallop, Johnson & Neuman, L.C.
                  101 South Hanley Road
                  St. Louis, Missouri 63105
                  Attention:  Robert H. Wexler, Esq.
                  Telecopy:  (314) 862-1219

         and

         (b)      if to Charter, to:

                  Charter Financial, Inc.
                  114 West Broadway
                  Sparta, Illinois  62286-1683
                  Attention:  John A. Becker
                  Chairman, President and Chief Executive Officer
                            Telecopy: (618) 443-4458

                  with a copy to:

                  Silver, Freedman & Taff, L.L.P.
                  1100 New York Avenue, N.W.
                  Washington, D.C.  20005
                  Attention:  Barry P. Taff, P.C.
                              Christopher R. Kelly, P.C.
                  Telecopy:  (202) 682-0354


         9.6. Interpretation; Effect . When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 19, 1997. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Charter, Magna or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

         9.7. Counterparts . This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.8. Entire Agreement . This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, and any agreement or instrument referred to or contemplated herein or therein.

         9.9. Governing Law . This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law, except to the extent specifically provided herein or other required by law.

         9.10. Enforcement of Agreement . The parties hereto agree that irreparable damage would occur in the event that the provisions contained in the last sentence of each of Sections 6.2(a) and 6.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the last sentence of Sections 6.2(a) and 6.2(b) this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11. Severability . Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.12. Publicity . Except as otherwise required by law or the rules of the NYSE or the Nasdaq Stock Market, so long as this Agreement is in effect, neither Magna nor Charter shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         9.13. Assignment; No Third Party Beneficiaries . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, Magna and Charter have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                     MAGNA GROUP, INC.




                                     By: /s/ G. Thomas Andes
                                        ------------------------------------------------------
                                        Name:  G. Thomas Andes
                                        Title: Chairman, President and Chief Executive Officer
Attest:


 /s/ Carolyn B. Ryseff
------------------------------------
Name:  Carolyn B. Ryseff
Title: Secretary

                                     CHARTER FINANCIAL, INC.



                                     By: /s/ John A. Becker
                                        --------------------------------------------------------
                                        Name:    John A. Becker
                                        Title:   Chairman, President and Chief Executive Officer
Attest:


 /s/ Linda M. Johnson
------------------------------------
Name:  Linda M. Johnson
Title: Secretary

                                                                       EXHIBIT A

                                 PLAN OF MERGER

     1. The names of the corporations proposing to merge are a Delaware corporation (the "Company"), and Charter Financial, Inc., a Delaware Corporation ("Charter"). In accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Charter shall be merged with and into the Company (the "Merger") as of the Effective Time (as that term is defined in paragraph 2 below), with the Company continuing as the surviving corporation. As of the Effective Time of the Merger, the separate existence of Charter shall cease,

     2. This Plan of Merger ("Plan") shall be submitted to a vote of the stockholders of Charter and to a vote of the sole stockholder of the Company. If this Plan is approved by the stockholders of Charter and the Company in the manner required by the DGCL, the Company shall file a Certificate of Merger with the Delaware Secretary of State (the "Certificate of Merger"), pursuant to and in accordance with the DGCL and with that certain Agreement and Plan of Merger dated November 19, 1997 (the "Agreement")(of which this Plan is a part.) and entered into by and between Magna Group), Inc., a Delaware corporation ("Magna"), and Charter,

     3. The Merger shall take effect and be consummated at ___ p.m., local Delaware time on _______, 1998 (the "Effective Time")

     4. As of the Effective Time:

     (a) Charter will merge with and into the Company, with the Company continuing as the surviving corporation and the separate existence of Charter shall cease.

     (b) The title to all real estate and other property owned by Charter shall be vested in the Company without reservation or impairment.

     (c) The Company shall have all liabilities of Charter, and all rights of creditors and all liens upon any property of Charier shall be preserved unimpaired, and all debts, liabilities and obligation oi Charter shall thereafter attach to the Company and may be enforced against it to the same extent as if said debt, liabilities and obligations had been incurred or contracted by the Company.

     (d) The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Company following the Merger, with such directors and officers to continue to hold office in accordance with the Company's Bylaws and applicable law.

     (e) The Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall continue as the Certificate of incorporation and Bylaws of the Company, subject to future amendment.

     (f) The Merger shall otherwise have all of the effects of a merger as provided in Section 259 of the DGCL.

     5. (a) Each share of the common stock, par value $0.01 per share, of the Company that is issued and outstanding immediately prior to the Effective Time shall continue to be and represent one share of common stock of the Company, and shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Company.

     (b) Each share of the Common stock, (par value $0. 10 per share, of Charter issued and outstanding immediately prior to) the Effective Time ("Charter Common Stock") shall at the Effective Time be, by virtue of the Merger and without any further action on the part of any holder thereof, converted into and become the right to receive 0.5751 of a share (the "Exchange Ratio") of the common stock of Magna, par value $2.00 per share ("Magna Common Stock"), and associated Preferred Share Purchase Rights issued pursuant to the rights agreement dated as of November 11, 1988, by and between Magna and Magna Trust Company, as rights agent.

     (c) If prior to the Effective Time (i) Charter shall declare a stock dividend or distribution upon or subdivide, split up, reclassify, or combine the Charter Common Stock, or declare a dividend or make a distribution on the Charter Common Stock in any security convertible into Charter Common Stock, or
(ii) Magna shall declare a stock dividend or distribution or make a distribution on the Magna Common Stock in any security convertible into Magna Common Stock, an appropriate adjustment or adjustments will be made to the Exchange Ratio.

     6. If, at any time after the Effective Time, the surviving corporation determines or is advised that any further deeds, assignments or assurances in law or other acts are necessary or desirable to: (a) vest, perfect or confirm, of record or otherwise, in the surviving corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Charter, or (b) otherwise carry out the provisions of this Plan, the Company and Charter (and their respective officers and directors) shall be deemed to have granted to the surviving corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the surviving corporation and otherwise to carry out the provisions of this Plan, and the officers and directors of the surviving corporation are authorized in the name of the Company and/or Charter or otherwise to take any and all such action,

     7. This Plan, once approved by the stockholders of Charter and the Company may be terminated by the withdrawal by the directors of Charter or the Company of their approval of the Merger (evidenced by the vote of such directors at a meeting duty held).

     8. The other terms and conditions of the Merger are as set forth in the Agreement.